Exhibit 23(b)

                              Accountants' Consent




The Board of Directors
Bontex, Inc.:


We consent to incorporation by reference herein of our report dated August 20, 1999, relating to the consolidated balance sheets of Bontex, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of income (loss) and comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 19999 Annual Report on Form 10-K of Bontex, Inc. and subsidiaries incorporated by reference herein.


                                    KPMG LLP



Roanoke, Virginia
February 28, 2000